                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                          TENET HEALTHCARE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                      TENET SHAREHOLDER COMMITTEE, L.L.C.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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
                  NOMINATING STATEMENT FOR DOCTOR PEARCE AT THE
                 TENET HEALTHCARE ANNUAL MEETING OF SHAREHOLDERS
                                October 11, 2000

         My fellow shareholders and members of the Tenet Healthcare Corporation:

         I stand before you, on behalf of my fellow nominees, as victorious catalysts for change, grateful for the support of other shareholders who, together with us, have persuaded Tenet to take several meaningful first steps toward mainstream corporate governance and who have compelled management to focus on core economic issues and the need for improved performance.

         Today, I am proud to nominate for election to the Tenet Board of Directors the four nominees proposed by the Tenet shareholder Committee. In addition to myself, they are Ambassador Joseph M. Rodgers, former United States ambassador to France from 1985 - 1989 and recipient of the French Legion of Honor. He served as chief fundraiser for the Reagan-Bush 1984 Presidential Campaign and built over 200 HCA hospitals. He serves on the board of directors of many publicly traded companies, including: AMR Corporation/American Airlines, Inc., Gaylord Entertainment Company, Lafarge Corporation, and SunTrust Bank. Michael E. Gallagher is both a CPA and an MBA. He is an experienced hospital and healthcare executive, consultant, operator and the former Chairman, President and CEO of Healthnet. For the Board seat that Tenet eliminated following her nomination, I nominate Claire S. Farley, the past President of a Texaco unit with over $25 billion of annual revenues, a director of Boise Cascade Corporation and one of Fortune Magazine's Fifty Most Powerful Women In Business in 1998. Recently, she became the President and CEO of a healthcare internet start-up. As for myself, I have been a licensed physician for 45 years, and a former board member of three major health care companies. They are American Medical International ("AMI"), OrNda Health Corp., and Ivax Corporation. The first two companies, AMI and OrNda, are now part of Tenet Healthcare. I was a founder, builder and principal operator of three first-rate Florida hospitals. In each instance, my dedication to quality patient care and the pursuit of shareholder and investor interests, substantially increased the level of service for patients and the value received by all.

         I want to thank each of the nominees for the courage they demonstrated in persevering with me during this campaign to make Tenet better.

         Tenet has a miserable record on corporate governance. Indeed, it is one of the poorest in the S&P 500. Until we issued a wake up call, Tenet's directors and management who own less than 0.5% had forgotten that the company belongs to the other shareholders who own over 99.5% of the Company, who have no rights, except to elect a board over three years.

         Because of the pressures we - along with Institutional Shareholder Services ("ISS") and CalPers - have applied, Tenet has finally promised significant changes in corporate governance. These must not be empty pledges. Tenet must comply with the twice-expressed demand of its shareholders to abandon its staggered board.

It should do so, effective immediately, for all directors. It must appoint new, truly independent directors who are qualified, knowledgeable about healthcare, and free of any financial entanglements with the Company. Each director must own a meaningful equity stake in the Company, so that his interests are financially aligned with those of the shareholders.

         In addition, it must bury the poison pill and the blank check preferred stock. It must never ever again indulge in special stock deals, like Broadlane, that create incentives for senior management that conflict with the best interests of all shareholders. And it should join the vast majority of its fellow S&P 500 companies by reincorporating in Delaware, where shareholder's rights are more clearly defined. Credible studies have established that mainstream corporate governance practices, like those we have championed, and incorporation in Delaware increase shareholder value. Tenet's directors must direct management and hold them accountable. They must insist upon management's full disclosure of all material information concerning the Company - the good and the bad. Our nominees are committed - as we believe all directors should be
- to bringing Tenet into the mainstream of American corporate governance.

         In July, the Tenet Shareholder Committee challenged the Tenet Board to create sustainable economic growth for shareholders, rededicate Tenet to quality patient care and abandon Tenet's unacceptable corporate governance practices. On the economic front, we focused on improving cash flow, reducing debt, making Tenet's debt investment grade, enhancing receivables management and expanding EBITDA margins. In the last two quarters, Tenet has shown some improvement along with improving industry fundamentals. But two quarters do not make a track record of sustainable growth; nor does a substantial rise in stock price, even if it continues for another quarter or two. Keep in mind that Tenet's stock sold at $40.00 per share in April, 1998.

         The debt is still not investment grade and 97% of the much heralded fourth quarter reduction of $787 million was the result of asset sales, and only 3% was attributable to operating earnings. That is not a sustainable strategy for improving Tenet's debt to equity ratio and debt rating. Accounts receivable deteriorated from the fourth quarter of 1999 when compared to the first quarter of 2000. The 35 day difference between Tenet's accounts receivable aging of 80 days, and HCA's, 45 days, is indefensible and requires Tenet to borrow an additional $1 billion per year. Our nominees are committed - as we believe all directors should be - to a sustained focus on core economic issues for long-term sustainable growth in shareholder value.

         We strongly believe that healthcare is a profession and not merely a business. Unquestionably, there is an important financial component, but doctors, nurses, technicians and administrators are not fungible commodities to be exploited for short- term financial gain.

         Quality patient care, delivered by dedicated professionals, must be the centerpiece of any hospital company. I say this as both a physician and as someone who knows how to profitably operate healthcare businesses. A quality hospital can never achieve profitability at the expense of patient care. In plain English: Quality patient care is an absolute prerequisite for good business and sustainable internal growth in this industry. Conscientious directors must be irrevocably committed to streamlining the corporate decision-making processes so that hospital administrators and care providers have the equipment, personnel and support they need to provide top quality patient care in each and every hospital and operating room. Directors must have the knowledge, the integrity and the fortitude to stamp out the fraud and abuse that is, unfortunately, all too prevalent in our Nation's health care delivery system. Our nominees are committed - as we believe all the directors should be - to sustained focus on the delivery of quality health care and the iron clad prevention of fraud and abuse.

         This proxy contest was totally avoidable. It was caused by an arrogant and entrenched management that refused to discuss or address the mainstream reform we proposed in our letter to the board, dated August 1, 2000.

         We are proud of what we have accomplished for all Tenet shareholders in the short period since July. In addition to the rising tide, our efforts, including this proxy contest, spurred the company to improved performance and contributed to the increased stock price. We urge you to vote for our slate. But win or lose, we intend to remain vigilant in holding Tenet's directors accountable to its shareholders on economic issues, on the delivery of quality health care, on the iron clad prevention of fraud and abuse, and on dramatically improved corporate governance. We again call upon management and the Board to fix the broken Tenet and unlock the unrealized potential of its franchise.

                                                        Thank you.

                    THE TENET SHAREHOLDER COMMITTEE, L.L.C.


                                                          FOR IMMEDIATE RELEASE

Contact: Josh Pekarsky
         Sarah Zitter Milstein
         Kekst and Company
         (212) 521-4800

           TENET SHAREHOLDER COMMITTEE SUCCEEDS IN BRINGING TENET'S
                  CORPORATE GOVERNANCE ISSUES INTO SHARP FOCUS

               -- WILL CONTINUE HOLDING MANAGEMENT ACCOUNTABLE --

NEW YORK, NY, OCTOBER 11, 2000 - M. Lee Pearce, M.D., Chairman of the Tenet Shareholder Committee, today presented the committee's slate of four nominees for election to the Board of Directors of Tenet Healthcare Corporation (NYSE:
THC) at the Company's annual meeting of shareholders held in Beverly Hills, California.

Excerpts of Dr. Pearce's remarks follow:

         I stand before you, on behalf of my fellow nominees, as victorious catalysts for change, grateful for the support of other shareholders who, together with us, have persuaded Tenet to take several meaningful first steps toward mainstream corporate governance and who have compelled management to focus on core economic issues and the need for improved performance.

         Today, I am proud to nominate for election to the Tenet Board of Directors the four nominees proposed by the Tenet Shareholder Committee. I want to thank each of the nominees for the courage they demonstrated in persevering with me during this campaign to make Tenet better.

         Tenet has a miserable record on corporate governance. Indeed, it is one of the poorest in the S&P 500. Until we issued a wake up call, Tenet's directors and management who own less than 0.5% had forgotten that the company belongs to the other shareholders who own over 99.5% of the Company, who have no rights, except to elect a board over three years.

         Because of the pressures we - along with Institutional Shareholder Services ("ISS") and CalPERS - have applied, Tenet has finally promised significant changes in corporate governance. These must not be empty pledges. Tenet must comply with the twice-expressed demand of its shareholders to abandon its staggered board. It should do so, effective immediately, for all directors. It must appoint new, truly independent directors who are qualified, knowledgeable about healthcare, and free of any financial entanglements with the Company. Each director must own a meaningful equity stake in the Company, so that his interests are financially aligned with those of the shareholders.

         In addition, it must bury the poison pill and the blank check preferred stock. It must never ever again indulge in special stock deals, like Broadlane, that create incentives for senior management that conflict with the best interests of all shareholders. And it should join the vast majority of its fellow S&P 500 companies by reincorporating in Delaware, where shareholders' rights are more clearly defined. Credible studies have established that mainstream corporate governance practices, like those we have championed, and incorporation in Delaware increase shareholder value. Tenet's directors must direct management and hold them accountable. They must insist upon management's full disclosure of all material information concerning the Company - the good and the bad. Our nominees are committed - as we believe all directors should be
- to bringing Tenet into the mainstream of American corporate governance.

         In July, the Tenet Shareholder Committee challenged the Tenet Board to create sustainable economic growth for shareholders, rededicate Tenet to quality patient care and abandon Tenet's unacceptable corporate governance practices. On the economic front, we focused on improving cash flow, reducing debt, making Tenet's debt investment grade, enhancing receivables management and expanding EBITDA margins. In the last two quarters, Tenet has shown some improvement along with improving industry fundamentals. But two quarters do not make a track record of sustainable growth; nor does a substantial rise in stock price, even if it continues for another quarter or two. Keep in mind that Tenet's stock sold at $40.00 per share in April 1998.

         The debt is still not investment grade and 97% of the much heralded fourth quarter reduction of $787 million was the result of asset sales, and only 3% was attributable to operating earnings. That is not a sustainable strategy for improving Tenet's debt to equity ratio and debt rating. Accounts receivable deteriorated from the fourth quarter of 1999 when compared to the first quarter of 2000. The 35 day difference between Tenet's accounts receivable aging of 80 days, and HCA's, 45 days, is indefensible and requires Tenet to borrow an additional $1 billion per year. Our nominees are committed - as we believe all directors should be - to a sustained focus on core economic issues for long-term sustainable growth in shareholder value.

         We strongly believe that healthcare is a profession and not merely a business. Unquestionably, there is an important financial component, but doctors, nurses, technicians and administrators are not fungible commodities to be exploited for short-term financial gain.

         Quality patient care, delivered by dedicated professionals, must be the centerpiece of any hospital company. I say this as both a physician and as someone who knows how to profitably operate healthcare businesses. A quality hospital can never achieve profitability at the expense of patient care. In plain English: Quality patient care is an absolute prerequisite for good business and sustainable internal growth in this industry. Conscientious directors must be irrevocably committed to streamlining the corporate decision-making processes so that hospital administrators and care providers have the equipment, personnel and support they need to provide top quality patient care in each and every hospital and operating room. Directors must have the knowledge, the integrity and the fortitude to stamp out the fraud and abuse that is, unfortunately, all too prevalent in our Nation's healthcare delivery system. Our nominees are committed - as we believe all the directors should be - to sustained focus on the delivery of quality healthcare and the iron clad prevention of fraud and abuse.

         This proxy contest was totally avoidable. It was caused by an arrogant and entrenched management that refused to discuss or address the mainstream reform we proposed in our letter to the Board, dated August 1, 2000.

         We are proud of what we have accomplished for all Tenet shareholders in the short period since July. In addition to the rising tide, our efforts, including this proxy contest, spurred the company to improved performance and contributed to the increased stock price. We urge you to vote for our slate. But win or lose, we intend to remain vigilant in holding Tenet's directors accountable to its shareholders on economic issues, on the delivery of quality healthcare, on the iron clad prevention of fraud and abuse, and on dramatically improved corporate governance. We again call upon management and the Board to fix the broken Tenet and unlock the unrealized potential of its franchise.

                                      # # #